UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                            FORM 12b-25
                                             Commission File Number:  0-26993

                    NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K   [X] Form 11-K   [ ] Form 10-Q   [ ] Form N-SAR

For Period Ended:  December 31, 2002
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[ ] Transition Report on Form 10-K         [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F         [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended: _______________________________


Read Instruction (on back page) Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

_____________________________________________________________________________


PART I - REGISTRANT INFORMATION

EverTrust Financial Group, Inc.
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Full Name of Registrant


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Former Name if Applicable

2707 Colby Avenue, Suite 600
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Address of Principal Executive Office (Street and Number)

Everett, Washington 98201
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City, State and Zip Code


PART II   RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
 [X] filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule12b-25(c) has been attached if applicable.

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PART III   NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Form 11-K for the EverTrust Financial Group, Inc. 401(k) Profit Sharing Plan and Trust (the "Plan") for the annual period ended December 31, 2002 could not be filed within the prescribed time period because the financial statements for the Plan have not been completed, and cannot be completed without unreasonable effort and expense. The Plan's accountants require further information and will not have the information in time to complete the financial statements within the prescribed period. The registrant believes that the financial statements will be completed and the Form 11-K will be filed by the 15th calendar day following the prescribed due date of the Form 11-K.

PART IV   OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Nancy Elliott             (425)            258-3645
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          (Name)         (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer
     is no, identify report(s). [X] Yes   [ ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?   [ ] Yes    [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                      EverTrust Financial Group, Inc.
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              (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  June 30, 2003            By /s/ Jeffrey R. Mitchell
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                                   Jeffrey R. Mitchell
                                   Vice President and Chief Financial Officer






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